UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 11, 2023

(Date of earliest event reported: January 5, 2023)

Icon Media Holdings, Inc.

  (Exact name of registrant as specified in its charter)

Nevada (State of incorporation)	0-30851 (Commission File No.)	88-0404114 (IRS Employer Identification No.)

30 Cecil Street S#19-08

Prudential Tower, Singapore 049712

(Address of principal executive offices, including zip code)

(+65) 94742910

(Registrant’s telephone number, including area code)

USA Signal Technology, Inc

5520 McNeely Drive, Suite 101

Raleigh, NC 27612

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

This Current Report on Form 8-K of Icon Media Holdings, Inc. (“ICNM” or the “Company”), and the documents incorporated herein by reference, may contain forward-looking statements which are based on Management's current expectations, estimates and projections subject to change. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements. Unless legally required, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 1.01 Entry into a Material Definitive Agreement.

On December 26th 2022, the Company through Eastwin8 Pte Ltd (Eastwin8), a Singapore subsidiary company 100% owned by Icon Media Holdings, Inc (ICNM), entered into a definite agreement with Kuora Inc., formerly known as All American Pet Company, Inc, (OTC: AAPT), a Nevada Corporation, through which Eastwin8 will purchase 100% of the paid up capital of Kuora, Inc (China) (or Xi’an Xiaohuangren Industrial Interconnect Data Technology Limited), bearing enterprise registration number 91610103MA6UT0FW0R, (the “Kuora China Shares”), a China limited liability company (Xi’an Xiaohuangren) and all its subsidiary companies and associated companies) (collectively the "Kuora China Group").

The purchase price for the acquisition is US$125,087,937 dollars which is based on the closing price of AAPT on May 12th, 2022, assuming all Preferred Stock have been converted into Common Stock. The purchase consideration for Kuora China is US$125,087, 937, equivalent to 521.1997375 special preferred A shares of ICNM. AAPT will be issued with 521 of ICNM special preferred A shares and the decimal places will be satisfied by issuance of 39,947,500 Common Shares of ICNM.

Item 9.01.             Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.

10.1 Purchase Agreement Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: On January 5, 2023

ICON MEDIA HOLDINGS, INC.

By:	/s/ Mr. Tan Chin Ngiap
Mr. Tan Chin Ngiap
Chairman, CEO, President and Director